**BARBARA K. CEGAVSKE**
*Secretary of State*

**JEFFERY LANDERFELT**
*Deputy Secretary*
*for Commercial Recordings*

# STATE OF NEVADA

OFFICE OF THE
## SECRETARY OF STATE

**Commercial Recordings Division**
*202 N. Carson Street*
*Carson City, NV 89701-4201*
*Telephone (775) 684-5708*
*Fax (775) 684-7138*

JORDAN STARKMAN

**Job:C20150128-2010**
January 28, 2015

**Special Handling Instructions:**
EXP/AMD EMAILED 01/28/15 NEH

**Charges**

| Description | Document Number | Filing Date/Time | Qty | Price | Amount |
|---|---|---|---|---|---|
| Amendment | 20150039621-59 | 1/28/2015 12:07:57 PM | 1 | $750.00 | $750.00 |
| 24 Hour Expedite | 20150039621-59 | 1/28/2015 12:07:57 PM | 1 | $125.00 | $125.00 |
| Total | | | | | $875.00 |

**Payments**

| Type | Description | Amount |
|---|---|---|
| Credit | 093559\|15012858208347 | $875.00 |
| Total | | $875.00 |

**Credit Balance:** $0.00

**Job Contents:**
File Stamped Copy(s): 1

JORDAN STARKMAN

*090201*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

| Filed in the office of | Document Number |
|---|---|
| Barbara K. Cegavske | 20150039621-59 |
| Barbara K. Cegavske Secretary of State State of Nevada | Filing Date and Time 01/28/2015 12:07 PM |
| | Entity Number E0615802007-0 |

# Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Rimrock Gold Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 of the Articles of Incorporation is hereby amended by deleting the current contents of Article 3 in entirety and replacing it with the following: The Corporation shall have the authority to issue one billion nine hundred million (1,900,000,0000) shares of common stock, $0.001 par value per share, and one million (1,000,000) blankcheck preferred shares, $0.001 par value per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 57.22%

4. Effective date and time of filing: (optional) Date: Jan 28, 2015. Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*